Exhibit e(6)

EPIZYME, INC.

400 Technology Square, 4th Floor

Cambridge, Massachusetts 02139

Tel: (617) 229-5872

July 18, 2022

To holders of RSUs and/or options to purchase shares of Common Stock of Epizyme, Inc.:

This letter (this “Notice”) is to provide you notice of the pending acquisition (the “Merger”) of Epizyme, Inc. (the “Company”) by Ipsen Pharma SAS (the “Parent”) and Hibernia Merger Sub, Inc., a wholly-owned subsidiary of Ipsen Biopharmaceuticals, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Purchaser”), and the treatment of your Company Restricted Stock Units (“RSUs”) or options to purchase shares of Company Common Stock (“Options”) in connection with the Merger. This Notice contains only a partial summary of certain of the terms of the Agreement and Plan of Merger (the “Merger Agreement”)1, which summary is not necessarily a complete description of all of the material terms of the Merger Agreement, and is qualified in its entirety by reference to the Merger Agreement. In the event of a conflict between the terms of the Merger Agreement and the terms of this Notice, the terms of the Merger Agreement will govern. All capitalized terms used but not otherwise defined in this Notice have the meanings given to them in the Merger Agreement.

General

The Company, Parent, and Purchaser have executed a Merger Agreement, dated as of June 27, 2022, pursuant to which Purchaser will make a cash tender offer (the “Offer”) to acquire all of the outstanding shares of Company Common Stock (other than certain shares specified in the Merger Agreement) for (a) $1.45 per share of Company Common Stock, in cash, without interest (the “Cash Consideration”), plus (b) one (1) contractual contingent value right per share of Company Common Stock (a “CVR”), which will represent the right to receive one or more contingent payments upon the achievement of certain milestones, subject to and in accordance with the CVR Agreement, of up to $1.00 in cash in the aggregate, if any, at the times and subject to the terms and conditions of the CVR Agreement, without interest (the Cash Consideration plus one (1) CVR, collectively is called the “Offer Price”).

Following the consummation of the Offer, Purchaser will merge with and into the Company, with the Company continuing as the surviving corporation of the Merger and each share of Company Common Stock issued and outstanding immediately prior to the effectiveness of the Merger (other than certain shares specified in the Merger Agreement) will be converted into the right to receive the Offer Price (the “Merger Consideration”). In connection with the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effectiveness of the Merger (other than certain shares specified in the Merger Agreement) will be automatically converted into the right to receive the Merger Consideration. As of the effectiveness of the Merger, all converted shares of Company Common Stock will no longer be outstanding and will automatically be canceled.

Treatment of RSUs

If you hold any RSUs that are outstanding and unvested as of immediately prior to the Closing, then immediately prior to the effectiveness of the Merger, such RSUs will vest in full and automatically be canceled and converted into the right to receive (i) an amount of cash, equal to (A) the total number of shares of Company Common Stock then underlying each such RSU multiplied by (B) the Cash Consideration and (ii) one (1) CVR for each share of Company Common Stock underlying each such RSU, in each case, less applicable withholding.

[1]

The Merger Agreement was filed with the Securities and Exchange Commission and can be found at the following address: https://www.sec.gov/Archives/edgar/data/1571498/000119312522182030/d842833dex21.htm.

Note that you will have compensation income as a result of the foregoing treatment of your RSUs equal to the value of the Merger Consideration (which includes the value of the CVR). For this purpose, the Company intends to determine the value of the Merger Consideration based on the closing trading price of the Company Common Stock on the day prior to the Closing. The Company is required to withhold applicable income and employment taxes on this compensation income. Accordingly, you will pay tax on the value of the CVR as of the Closing (as determined via the closing trading price on the day prior to the Closing Date) even though the payments under the CVR are subject to, and contingent upon, the achievement of milestones in the future and you may never receive any payments under the CVR.

Treatment Of Options

Cash-Out Options

If you hold any outstanding and unexercised Options as of immediately prior to the Closing which Options have an exercise price equal to or less than $1.23 (“Cash-Out Options”), then immediately prior to the effectiveness of the Merger, your Cash-Out Options will vest in full and automatically be canceled and converted into the right to receive for each share of Company Common Stock subject to a Cash-Out Option, (i) the Merger Consideration minus (ii) the exercise price per share of the Cash-Out Option and less applicable tax withholding.

Note that you will have compensation income as a result of the foregoing treatment of your Cash-Out Options equal to the value of the Merger Consideration (which includes the value of the CVR) minus your exercise price. For this purpose, the Company intends to determine the value of the Merger Consideration based on the closing trading price of the Company Common Stock on the day prior to the Closing. The Company is required to withhold applicable income and employment taxes on this compensation income. Accordingly, you will pay tax on the value of the CVR as of the Closing (as determined via the closing trading price on the day prior to the Closing Date) even though the payments under the CVR are subject to, and contingent upon, the achievement of milestones in the future and you may never receive any payments under the CVR.

Exercisable Pre-Close Options

If you hold any outstanding and unexercised Options as of immediately prior to the Closing which Options have an exercise price greater than $1.23 (“Exercisable Pre-Close Options”), then, effective as of five (5) Business Days prior to the Closing Date, or another date occurring prior to the Closing Date as the Board may determine in its discretion (which we call the “Acceleration Date”), your Exercisable Pre-Close Options will vest in full and become exercisable up to and through the close of regular trading on the Nasdaq Stock Market on the second (2nd) Business Day following the Acceleration Date (which we call the “Last Exercise Date”) in accordance with the terms and conditions of your Exercisable Pre-Close Options in effect on that date. If you do not exercise your Exercisable Pre-Close Options on or prior to the close of regular trading on the Nasdaq Stock Market on the Last Exercise Date, your Exercisable Pre-Close Options will terminate and be of no further force or effect as of immediately prior to the Closing. If you do exercise your Exercisable Pre-Close Options prior to the close of regular trading on the Nasdaq Stock Market on the Last Exercise Date, you will become a stockholder of the Company and the shares of Company Common Stock received upon such exercise will be exchanged for the Merger Consideration pursuant to the Merger. If you hold any Exercisable Pre-Close Options, you will receive a separate notice indicating the actual Acceleration Date and the Last Exercise Date.

Note that you will have compensation income as a result of the exercise of your Exercisable Pre-Close Options, should you choose to exercise those options, equal to the fair market value of the Company Common Stock on the date of exercise minus your exercise price. In the case of nonstatutory stock options, the Company is required to withhold applicable income and employment taxes on this compensation income. In the case of incentive stock options, there is no withholding of income taxes and employment taxes are not applicable. The fair market value of the Company Common Stock will reflect the value of the CVR as of the exercise date. Accordingly, you will pay tax on the value of the CVR in connection with your exercise even though the payments under the CVR are subject to, and contingent upon, the achievement of milestones in the future you may never receive any payments under the CVR.

In addition, if you choose to exercise your Exercisable Pre-Close Options prior to the Last Exercise Date, you will become a Company stockholder whether or not the Merger closes as your exercise cannot be rescinded. We cannot provide any assurance that the Merger will close.

Important Information

If you choose to exercise any or all of your Options, you may do so in accordance with terms of your Option and the plan under which your Option was granted.

The general description of the tax consequences of the treatment of RSUs and Options as a result of the Merger does not constitute tax advice to you. You are urged to consult your tax advisor with respect to the specific tax consequences to you regarding the treatment of your Options and RSUs in connection with the Merger, including the effects of U.S. federal, state, local and non-U.S. tax rules.

You are also strongly encouraged to read the Merger Agreement. Should you have any questions concerning the above matters, please do not hesitate to contact Joe Beaulieu at (617) 500-0705.